CYGNI INVESTMENTS, INC.
                          170 Newport Center Drive
                                 Suite 220
                          Newport Beach, CA  92660


                                May 30, 2006


Tia Jenkins
Senior Assistant Chief Accountant
Office of Emerging Growth Companies
Securities and Exchange Commission
Mail Stop 05-11
Washington, D.C. 20549

     Re:  Cygni Investments, Inc. (the "Company")
          Form 10-KSB for Fiscal Year Ended December 31, 2005
          Form 10-QSB for Fiscal Quarter Ended March 31, 2006
          File Number 000-31165

Dear Ms. Jenkins:

     Pursuant to the request set forth in your letter dated May 18, 2006, I hereby acknowledge that:

  * the Company is responsible for the adequacy and accuracy of the disclosure in the above-referenced filings;
  * staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
  * the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                                        Sincerely,

                                        /s/ Carl Suter
                                        Carl Suter, President